Exhibit 99.1
SolarWinds Appoints Dennis Howard, EVP and CIO, Charles Schwab, to Board of Directors

AUSTIN, TEXAS, September 21, 2020 -- SolarWinds (NYSE:SWI), a leading provider of powerful and affordable IT management software, today announced the appointment of Dennis Howard, Executive Vice President and Chief Information Officer, Charles Schwab & Co, to its Board of Directors, effective September 17, 2020. Howard will replace Paul Cormier, President and CEO, Red Hat, who resigned from SolarWinds’ Board to open up a vacancy for the appointment of Howard.

“For over 20 years, SolarWinds has been committed to making IT look easy by arming technology pros with the powerful tools they need to solve today’s IT management challenges. Dennis’ deep operating expertise and leadership roles building and scaling technology environments for large enterprises will be a valuable addition to our Board of Directors as we continue to build and position SolarWinds as a partner of choice for IT infrastructure management solutions,” said Kevin Thompson, president and CEO, SolarWinds. “We would also like to take this opportunity to thank Paul Cormier for lending his expertise and perspective to the Board for these past two years.”

“SolarWinds leadership position in the market and strong focus on continued disruption of the IT infrastructure management space make it a compelling time to join the company,” said Dennis Howard. “I look forward to adding my experience as an IT leader to this Board.”

Howard will also serve on the company’s audit committee.

Dennis Howard has served as the Executive Vice President and Chief Information Officer of Charles Schwab & Co, Inc. since 2016 and previously served as its Senior Vice President, Core Technology Services from 2014 to 2016. Prior to Charles Schwab, he served as Senior Vice President and Chief Information Officer of Visa Inc. and in various other information technology roles at Visa across a number of disciplines, including development of enterprise systems, data and analytics and client-facing product development. Howard has also worked in technology at Commerce One, Inc. and other firms and served in several roles in the public sector. He holds a B.A. from the University of Texas at San Antonio and a Masters of Public Policy and Administration from Baylor University.

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About SolarWinds
SolarWinds (NYSE:SWI) is a leading provider of powerful and affordable IT infrastructure management software. Our products give organizations worldwide, regardless of type, size or IT infrastructure complexity, the power to monitor and manage the performance of their IT environments, whether on-premises, in the cloud, or in hybrid models. We continuously engage with all types of technology professionals—IT operations professionals, DevOps professionals, and managed service providers (MSPs)—to understand the challenges they face maintaining high-performing and highly available IT infrastructures. The insights we gain from engaging with them, in places like our THWACK online community, allow us to build products that solve well-understood IT management challenges in ways that technology professionals want them solved. This focus on the user and commitment to excellence in end-to-end hybrid IT performance management has established SolarWinds as a worldwide leader in network management software and MSP solutions. Learn more today at www.solarwinds.com.

The SolarWinds, SolarWinds & Design, Orion, and THWACK trademarks are the exclusive property of SolarWinds Worldwide, LLC or its affiliates, are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other SolarWinds trademarks, service marks, and logos may be common law marks or are registered or pending registration. All other trademarks mentioned herein are used for identification purposes only and are trademarks of (and may be registered trademarks of) their respective companies.

© 2020 SolarWinds Worldwide, LLC. All rights reserved.

Exhibit 99.1

CONTACTS:

Investors:	Media:
Howard Ma Phone: 512.498.6707 ir@solarwinds.com	Tiffany Nels Phone: 512.682.9535 pr@solarwinds.com